Exhibit 99.1

Contact:	Tracey Noe (Media)
+1 847 943 5678
news@mdlz.com

Mondelēz International Names

Gustavo Valle as EVP & President, North America

•	With 30+ years of experience, Valle takes role after leading the company’s Latin America business

CHICAGO, Ill. – February 3, 2022—Mondelēz International (Nasdaq: MDLZ) today announced that Gustavo Valle, 57, the company’s Executive Vice President, Latin America, has been named Executive Vice President and President, North America, effective March 1. In his new role, Valle will be responsible for leading the company’s $8.3 billion business in the United States and Canada, which includes iconic brands such as Oreo and belVita biscuits; Triscuit and Ritz crackers; Trident gum and Sour Patch Kids candy.

“With more than three decades of experience in consumer packaged goods and a strong track record of success growing brands and categories in the U.S. and beyond, Gustavo is an ideal leader to set our North America business on the path for future success,” said Chairman and CEO Dirk Van de Put. “I’ve worked very closely with Gustavo for many years and have seen his passion for consumers and operational excellence first-hand.”

Since January 2020, Valle has successfully led the significant growth in the company’s Latin America business, in addition to driving overall share gains across the region. He joined the company from Danone, where he successfully grew the $3 billion Dairy category by double digits in both the U.S. and Canada while expanding profit margins. He was then promoted to lead the European business and eventually the global category as Executive Vice President, Dairy Division Worldwide, accountable for more than $12 billion USD in annual revenue. Valle replaces Glen Walter, who will leave the company to pursue another opportunity.

“I am very thankful for Glen’s leadership as he was a passionate champion of important strategic and cultural change within our business, setting bold priorities and transforming our business and brands’ footprint,” said Van de Put. “We appreciate his many contributions, particularly leading through the pandemic, and setting up Gustavo and the North America leadership team for further success. We wish him all the best.”

About Mondelēz International

Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2021 net revenues of approximately $29 billion, MDLZ is leading the future of snacking with iconic global and local brands such as OREO, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.